UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 3, 2018

Inspyr Therapeutics, Inc.

(Exact name of registrant as specified in Charter)

Delaware	0001421204	20-0438951
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

31200 Via Colinas, Suite 200

Westlake Village CA 91362

(Address of Principal Executive Offices)

818-661-6302

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 3, 2018, Inspyr Therapeutics, Inc. (“Company”) entered into securities purchase agreements (“Securities Purchase Agreement”) with certain institutional investors (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold an aggregate of $515,000 of senior convertible debentures (“Debentures”) consisting of $500,000 in cash and the cancellation of $15,000 of obligations of the Company (the “Offering”). Pursuant to the terms of the Securities Purchase Agreement, the Company will issue $515,000 in principal amount of Debentures.

The Debentures to be issued to the Investors (i) are non-interest bearing, (ii) have a maturity date one (1) year from the date of issuance and (iii) are convertible into shares of common stock (“Common Stock”) of the Company at the election of the Investor at any time, subject to a beneficial ownership limitation of 4.99% which may be increased to 9.99% by the Investor upon 61 days’ notice. The Debentures will have a conversion price equal to the lesser of (i) $0.33 and (ii) 85% of the lesser of (a) the volume weighted average price on the trading day immediately preceding a conversion date and (b) the volume weighted average price on a conversion date.

The Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The Investors will also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the Debentures.

Furthermore, without the approval of the Investors holding at least 67% of the then outstanding principal amount of the Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any Investor, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

The Company is also required under the Securities Purchase Agreement to hold a shareholder meeting by January 3, 2019 in order to increase the number of authorized shares of Common Stock of the Company such that there are sufficient shares of Common Stock available for issuance underlying the Debentures upon their conversion in full.

The Company is also obligated under the Securities Purchase Agreement to pay Investors, as partial liquidated damages, a fee of 2.0% of each Investor’s initial principal amount of such Investor’s Debenture in cash upon our failure to have current public information available beginning six (6) months after the issuance date of the Debentures.

The Investors were additionally given a right of participation in future offerings for a period of up to eighteen (18) months from the date on which the shares underlying the Debentures are registered. The Securities Purchase Agreement also prohibits the Company from issuing any Common Stock, subject to certain exemptions, for a period of 60 days following the closing of the Offering, without the written approval of the Investors owning at least 50.1% of the securities issued in the Offering. Additionally, until the twelve (12) month anniversary of the registration of the shares underlying the Debentures, the Company is prohibited from entering into any agreement to effect any issuance of Common Stock in a variable rate transaction.

The Company additionally agreed to reimburse the lead Investor, a non-accountable fee of $10,000 for its legal fees and expenses.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summaries of each of the Securities Purchase Agreement and the Debentures are qualified in their entirety by reference to the full text of each such document, a copy of the form of each is attached hereto as Exhibits 10.01 and 10.02, respectively, and each of which is incorporated herein in its entirety by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01	Financial Statement and Exhibits.

Exhibit No.	Description
10.01	Form of Securities Purchase Agreement
10.02	Form of Senior Convertible Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2018

Inspyr Therapeutics, Inc.

By:	/s/ Christopher Lowe

Christopher Lowe Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.01	Form of Securities Purchase Agreement
10.02	Form of Senior Convertible Debenture